U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

                          [ ] FORM 10-Q AND FORM 10-QSB

[X] FORM 10-K AND FORM 10-KSB [ ] FORM 20-F [ ] FORM 11-K [ ] FORM N-SAR

FOR PERIOD ENDED: DECEMBER 31, 1997

[ ]      TRANSITION REPORT ON FORM 10-KSB
[ ]      TRANSITION REPORT ON FORM 20-F
[ ]      TRANSITION REPORT ON FORM 11-K
[ ]      TRANSITION REPORT ON FORM 10-Q
[ ]      TRANSITION REPORT ON FORM N-SAR

FOR THE TRANSITION PERIOD ENDED:

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            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
            COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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         IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE,
IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES: EXHIBIT 23.1 CONSENT OF ACCOUNTANTS BDO SEIDMAN LLP
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PART I -- REGISTRANT INFORMATION
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         FULL NAME OF REGISTRANT
         (FORMER NAME IF APPLICABLE)

                  FIRST AMERICAN RAILWAYS, INC.

         ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)
                  3700 NORTH 29TH AVENUE - SUITE 202

         CITY, STATE AND ZIP CODE
                  HOLLYWOOD, FLORIDA 33020
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PART II -- RULES 12B-25(B) AND (C)
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IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE
AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE).

         [X]               (A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN
                           PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;


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         [X]               (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT,
                           TRANSITION REPORT ON FORM 10-KSB, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

         [X] (C) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25(C) HAS BEEN ATTACHED IF APPLICABLE.

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PART III -- NARRATIVE
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REGISTRANT IS HAVING A FEE DISPUTE WITH ITS FORMER ACCOUNTANTS BDO SEIDMAN LLP,
THE AUDITORS OF THE REGISTRANT'S FINANCIAL STATEMENTS FOR FISCAL YEAR 1996, AND SUCH AUDITORS WILL NOT ISSUE THEIR OPINION AND CONSENT TO USE SUCH FINANCIAL STATEMENTS IN THE SUBJECT FORM 10-KSB, UNTIL THE FEE DISPUTE IS RESOLVED. THE REGISTRANT AND BDO SEIDMAN LLP ARE CURRENTLY NEGOTIATING TO RESOLVE THIS MATTER. THE REGISTRANT IS CURRENTLY SEEKING WORKING CAPITAL WHICH WILL BE USED TO FUND THE PAYMENT OF THE ABOVE-MENTIONED FEE. ONCE THIS FEE DISPUTE IS RESOLVED, BDO SEIDMAN LLP WILL REQUIRE APPROXIMATELY ONE WEEK TO COMPLETE THE WORK REQUIRED TO ISSUE ITS OPINION AND CONSENT, WHICH MAY BE FINALIZED WITHIN THE REQUISITE FIFTEEN DAY TIME PERIOD NOTED IN PART II (B) ABOVE.
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PART IV -- OTHER INFORMATION
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         (1) NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
NOTIFICATION

                           ALLEN C. HARPER                (954) 920-0606
                              (NAME)                    (TELEPHONE NUMBER)

         (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IT NO, IDENTIFY REPORT(S).

                                                         [X] YES  [ ] NO

         (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

                                                         [X] YES  [ ] NO

         IF SO: ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

         SEE PAGES F-4 AND F-5 TO THE FORM 10-KSB FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997, BEING FILED SIMULTANEOUSLY HEREWITH.


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                          FIRST AMERICAN RAILWAYS, INC.
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE:    MARCH 30, 1998                            BY: /s/ Allen C. Harper
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                                                      ALLEN C. HARPER, CHAIRMAN
                                                      OF THE BOARD OF DIRECTORS